Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in Post-Effective Amendment No. 2 to the Registration Statements on Form F-1 (File Nos. 333-248670 and 333-250193) and related Prospectus of SciSparc Ltd. (the “Company”), for the registration of 2,275,190 Ordinary Shares issuable upon exercise of warrants, and to the incorporation by reference therein of our report dated March 29, 2021, with respect to the consolidated financial statements of the Company for the year ended December 31, 2020, included in its Annual Report on Form 20-F for the year ended December 31, 2020, filed with the Securities and Exchange Commission.

Tel Aviv, Israel	/s/ Kost Forer Gabbay & Kasierer
August 26, 2021	Kost Forer Gabbay & Kasierer
A Member of Ernst & Young Global